EXHIBIT 99.1

Manatron Announces
Fiscal 2008 Second Quarter Results

Highlights:

•	Quarterly revenue reaches record $11.8 million
•	Sigma and Hart were acquired during the quarter, adding $1.3 million of incremental revenue
•	Manatron GRM® now live in ten jurisdictions in six states - several more accounts are expected to be live by the end of fiscal 2008
•

Marion County (Indianapolis), Indiana signed a $1.8 million contract to evaluate current market values of commercial and industrial properties using Manatron's GRM CAMA software and statistical regression and modeling methods

•	Charleston County, South Carolina signed a $2.0 million GRM contract subsequent to the quarter, marking the fifth GRM contract in that state

FOR IMMEDIATE RELEASE

CONTACT:

Paul Sylvester, Co-Chairman and CEO	or	Cameron Donahue
Manatron, Inc. (269) 567-2900		Hayden Communications, Inc. (651) 653-1854
paul.sylvester@manatron.com		cameron@haydenir.com

KALAMAZOO, MI--(PR NEWSWIRE) - December 13, 2007-Manatron, Inc. (NASDAQ: MANA) the nation's leading provider of integrated, enterprise-level property tax solutions for state and local governments, announced its financial results for the second quarter of fiscal 2008, which ended on October 31, 2007. The results include the operations of Sigma Systems Technology, Inc., that was acquired on August 1, 2007 and the Records Management Solutions Business of Hart InterCivic that was acquired on September 1, 2007, as well as the acquisition and integration expenses related to these two acquisitions.

For the second quarter, the Company reported record net revenues of $11.8 million, an increase of 10.6% over the $10.7 million of revenues reported for the second quarter of fiscal 2007. This marks the sixth consecutive quarter in which revenues exceeded $10 million. The Company's gross profit was $5.2 million or 44.2% compared to gross profit of $5.1 million or 47.9% for last year's second quarter. The decrease in gross profit margin was due to the acquisition of Hart, which utilizes an outside contractor to assist with certain software maintenance contracts. Operating income decreased to $223,460 for the quarter compared to $251,594. The decrease in operating income was due to the additional costs associated with completing and integrating the acquisitions of Sigma and Hart. Net income was $162,905, or $0.03 per diluted share versus net income of $173,017 or $0.04 per diluted

Manatron Announces Fiscal 2008 Second Quarter Financial Results; Page 2

share for the three months ended October 31, 2006. Fully diluted shares increased to 5.1 million from 5.0 million in the prior-year second quarter.

"We maintained consistent levels of net income despite the costs related to completing and integrating the Sigma and Hart acquisitions during the second quarter," said Paul Sylvester, Manatron's Chief Executive Officer. "We accomplished this in large part due to record revenue, resulting from organic growth and the incremental contributions from Hart and Sigma. Both companies are being fully integrated into the Manatron organization and we are already benefiting from the additional subject matter expertise and solid client relationships provided by these two acquisitions. If you exclude our appraisal services revenues from all periods, which have been steadily declining due to market and competitive pressures, our revenues from software licenses, maintenance fees and professional services have increased by 17.5% for the second quarter and 14.4% for the first half. Our recurring revenue from software maintenance, hardware maintenance and printing and processing contracts has grown to $26 million on an annualized basis from $20 million at this time a year ago."

For the first six months of fiscal 2008, net revenues were $22.2 million, which is an increase of 3.5% over the $21.4 million of net revenues for the first half of fiscal 2007. Gross profit for the first half of fiscal 2008 was $10.1 million or 45.8% compared with gross profit of $9.8 million or 45.6% for the six months ended October 31, 2006. Income from operations was $789,429, which is an increase of 153% over the $311,673 of operating income for the first half of the prior fiscal year. For the first six months of the current fiscal year, net income was $560,405, or $0.11 per diluted share, compared to net income of $224,558, or $0.05 per diluted share for the same period last year. Fully diluted shares increased to 5.1 million from 5.0 million in the prior-year period.

"We remain focused on successfully implementing our new GRM clients and selling this new suite of enterprise-level software, built on Microsoft's .Net platform in our current and new markets," added Bill McKinzie, Manatron's President and Chief Operating Officer. "Our GRM software is being used by ten accounts in six states and is scheduled to be live in two additional states before the end of our fiscal year. Our goal is to build a powerful list of reference accounts who will encourage other jurisdictions to follow their lead and implement GRM. Each of these accounts is using the same line of code, validating our strategy to develop and introduce a single software package which can be leveraged across state boundaries nationwide."

As of October 31, 2007, the Company's backlog was $16.9 million compared to $16.5 million as of July 31, 2007 and $16.8 million at October 31, 2006. Signed contracts for the six months ended October 31, 2007 totaled approximately $7.7 million versus $8.9 million for the six months ended October 31, 2006. The Company did announce the sale of its GRM software to the City of Charleston, South Carolina subsequent to the quarter for approximately $2 million and is continuing to aggressively market its software to build the backlog.

"Despite the decrease in our appraisal services revenues, our second quarter was highlighted by a $1.8 million appraisal services contract with Marion County, Indiana," Paul Sylvester concluded. "We are using our GRM CAMA software and leveraging our newly acquired regression analysis skills from the Sigma acquisition to complete this important project by February of 2008. We are also pleased that Charleston County, South Carolina has recently agreed to purchase our GRM suite of property management software. This $2.0 million contract will increase our backlog and marks the fifth GRM contract in that state in less than two years. As market activity for legacy system upgrades continues to increase, we are well positioned to strengthen our leadership position in the Property Tax market in South Carolina and other states."

Manatron Announces Fiscal 2008 Second Quarter Financial Results; Page 3

The Company finished the quarter with working capital of $709,283, cash of $110,613 and $1,013,104 of borrowings under its $8.0 million line of credit. Working capital and cash decreased during the second quarter as $5.1 million of cash was paid toward the Sigma and Hart acquisitions. As of October 31, 2007, the Company owes $3,153,132 of seller-financed notes payable related to the ASIX, Hart and VisiCraft acquisitions.

Book value per share has increased to $4.99 as of October 31, 2007 from $4.82 at April 30, 2007. Book value per share is calculated by dividing total shareholders' equity by total shares outstanding at the end of each respective period. The Company repurchased 7,130 shares of its common stock on the market during the second quarter at a price of $8.98 per share.

Teleconference Information

Management will discuss the results in a conference call, scheduled for 4:30 p.m. Eastern Time, on Thursday, December 13, 2007. Anyone interested in participating should call 888-469-6384 if calling within the United States or 480-629-9562 if calling internationally. There will be a playback available until December 20, 2007. To listen to the playback, please call 800-406-7325 if calling within the United States or 303-590-3030 if calling internationally. Please use pin number 3815743 for the replay. This call is being web cast by ViaVid Broadcasting and can be accessed at Manatron's website at http://www.manatron.com. The web cast may also be accessed at ViaVid's website at http://www.viavid.net. The web cast can be accessed until January 13, 2008 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit:

http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About Manatron, Inc.: Manatron is focused on providing software and services to enable state and local governments in North America to completely, fairly and efficiently assess real and personal property, and to bill and collect the related property taxes in their jurisdictions. The Company's software manages the entire property life cycle, which includes deed recording, land records, GIS (Geographic Information System) integration, valuation, assessment administration, personal property, business licenses, cashiering, tax billing and collection, delinquents and tax sales, and e-government. Manatron's revenues are primarily generated from software license fees, software maintenance fees, professional services, and sales of hardware and supplies. Professional services consist of data conversions, installation, training, project management, hardware maintenance, forms processing and printing, consulting and appraisal services. Manatron is headquartered in Portage, Michigan and has offices in Florida, Georgia, Illinois, Indiana, Minnesota, New York, Ohio, Pennsylvania, Texas and Washington. Manatron currently serves approximately 1,400 customers in 40 states, two Canadian territories, South Africa and the U.S. Virgin Islands. Information about Manatron, Inc. is available at the Company's site on the World Wide Web at http://www.manatron.com.

About GRM®: GRM® is Manatron's fully integrated property management suite of software designed to manage and support the entire property life cycle, which includes deed recording, land records, GIS (Geographic Information System) integration, valuation, assessment administration, personal property, business licenses, cashiering, tax billing and collection, delinquents and tax sales, and e-government. Manatron GRM automates the operational, information and planning needs for Assessors, Auditors, Treasurers, Tax Collectors, Recorders and other state and local governmental officials so that they can completely, fairly and efficiently assess real and personal property and bill and collect the related property taxes in their jurisdictions. More information on this product is available at http://www.manatron.com/solutions/GRM.aspx.

Manatron Announces Fiscal 2008 Second Quarter Financial Results; Page 4

Safe Harbor Statement: The information provided in this news release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the rate of growth of the local government market, increased competition in the industry, delays in developing and commercializing new products, adequacy of financing and other factors described in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

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Tables to Follow

Manatron Announces Fiscal 2008 Second Quarter Financial Results; Page 5

MANATRON, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	October 31, 2007	April 30, 2007
ASSETS
CURRENT ASSETS:
Cash and equivalents	$110,613	$7,057,403
Marketable securities	--	495,146
Accounts receivable, net	8,536,719	5,498,816
Income tax receivable	--	346,075
Revenues earned in excess of billings on long-term contracts	6,917,842	4,813,083
Unbilled retainages on long-term contracts	716,643	745,409
Notes receivable	257,222	256,874
Inventories	73,596	86,059
Deferred tax assets	1,002,412	1,002,412
Other current assets	683,298	387,312
Total current assets	18,298,345	20,688,589

NET PROPERTY AND EQUIPMENT	2,508,116	2,264,969

OTHER ASSETS:
Notes receivable, less current portions	154,317	98,770
Computer software development costs, net of accumulated amortization	4,534,437	3,699,498
Goodwill	14,310,864	12,022,385
Intangible assets, net of accumulated amortization	4,192,594	2,240,763
Other, net	598,255	318,678
Total other assets	23,790,467	18,380,094
Total assets	$44,596,928	$41,333,652

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$968,398	$676,435
Line of credit borrowings	1,013,104	--
Current portion of notes payable	2,485,257	1,500,000
Billings in excess of revenues earned on long-term contracts	1,310,974	1,198,357
Billings for future services	8,889,712	9,275,681
Accrued liabilities	2,921,617	2,698,864
Total current liabilities	17,589,062	15,349,337

DEFERRED INCOME TAXES	587,000	587,000
LONG-TERM PORTION OF NOTES PAYABLE	667,875	653,193
LONG-TERM DEFERRED COMPENSATION	255,531	227,535
SHAREHOLDERS' EQUITY:
Common stock	17,486,657	17,066,189
Retained earnings	8,010,803	7,450,398
Total shareholders' equity	25,497,460	24,516,587
Total liabilities and shareholders' equity	$44,596,928	$41,333,652

Manatron Announces Fiscal 2008 Second Quarter Financial Results; Page 6

MANATRON, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2007	2006	2007	2006
NET REVENUES	$11,800,113	$10,668,865	$22,150,206	$21,391,324

COST OF REVENUES	6,588,637	5,560,384	12,001,450	11,640,587

Gross profit	5,211,476	5,108,481	10,148,756	9,750,737

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	4,988,016	4,856,887	9,359,327	9,439,064

Income from operations	223,460	251,594	789,429	311,673

OTHER INCOME, NET	44,945	26,423	122,476	49,485

Income before provision for income taxes	268,405	278,017	911,905	361,158

PROVISION FOR INCOME TAXES	105,500	105,000	351,500	136,600

NET INCOME	$162,905	$173,017	$560,405	$224,558

BASIC EARNINGS PER SHARE	$.03	$.04	$.11	$.05

DILUTED EARNINGS PER SHARE	$.03	$.03	$.11	$.05

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING	4,973,739	4,900,400	4,955,719	4,891,809

DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	5,124,294	4,961,906	5,088,250	4,953,315